EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 14, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting included in the Annual Report of Helen of Troy Limited on Form 10-K for the year ended February 28, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Helen of Troy Limited on Forms S-8 (File No. 333-154525, effective October 21, 2008; File No. 333-154526, effective October 21, 2008; File No. 333-153658, effective September 24, 2008; File No. 333-11181, effective August 30, 1996; File No. 333-67349, effective November 16, 1998;  File No. 333-67369, effective November 17, 1998; File No. 333-90776, effective June 19, 2002; File No. 333-103825, effective March 14, 2003; and File No. 333-128832, effective October 5, 2005).

/s/ GRANT THORNTON LLP

Dallas, Texas May 14, 2009